T. Rowe Price Tax-Efficient Funds, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Tax-Efficient Funds, Inc. of our report dated April 21, 2025, relating to the financial statements and financial highlights, which appear in T. Rowe Price Tax-Efficient Equity Fund’s (constituting T. Rowe Price Tax-Efficient Funds, Inc.) Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 24, 2025